Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 20-F of which this Exhibit 2 is a part, 4Front Ventures Corp. (the “Company”, “we”, “us” or “our”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s Class A Subordinate Voting Shares, no par value (the “Subordinate Voting Shares”).

Description of Class A Subordinate Voting Shares

The following description of our Class A Subordinate Voting Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles (the “Articles”), as amended, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2 is a part.

We had 126,001,492 Class A Subordinate Voting Shares outstanding as of December 31, 2019, and we are authorized to issue an unlimited number of Class A Subordinate Voting Shares.

Basic Rights of our Class A Subordinate Voting Shares

Holders of Subordinate Voting Shares will be entitled to notice of and to attend and vote at any meeting of the shareholders of the Company, except a meeting of which only holders of another class or series of shares of the Company will have the right to vote. At each such meeting, holders of Subordinate Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share held.

As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, alter or amend the articles of the Company if the result of such alteration or amendment would (i) prejudice or interfere with any right or special right attached to the Subordinate Voting Shares or (ii) affect the rights or special rights of the holders of Subordinate Voting Shares, Proportionate Voting Shares or Multiple Voting Shares on a per share basis.

Holders of Subordinate Voting Shares will be entitled to receive as and when declared by the directors of the Company, dividends in cash or property of the Company. No dividend will be declared on the Subordinate Voting Shares unless the Company simultaneously declares equivalent dividends on (i) the Proportionate Voting Shares in an amount per Proportionate Voting Share equal to the amount of the dividend declared per Subordinate Voting Share, multiplied by 80, and (ii) the Multiple Voting Shares in an amount per Multiple Voting Share equal to the amount of the dividend declared per Subordinate Voting Share.

The Company Board may declare a stock dividend payable in Subordinate Voting Shares on the Subordinate Voting Shares, but only if the Company Board simultaneously declares a stock dividend payable in: (a) (i) Proportionate Voting Shares on the Proportionate Voting Shares, in a number of shares per Proportionate Voting Share equal to the amount of the dividend declared per Subordinate Voting Share; or (ii) Subordinate Voting Shares on the Company Proportionate Voting Shares, in a number of shares per Proportionate Voting Share equal to the amount of the dividend declared per Subordinate Voting Share, multiplied by 80; and (b) (i) Multiple Voting Shares on the Multiple Voting Shares, in a number of shares per Multiple Voting Share equal to the amount of the dividend declared per Subordinate Voting Share, or (ii) Subordinate Voting Shares on the Multiple Voting Shares, in a number of shares per Multiple Voting Share equal to the amount of the dividend declared per Subordinate Voting Share.

Holders of fractional Subordinate Voting Shares will be entitled to receive any dividend declared on the Subordinate Voting Shares in an amount equal to the dividend per Subordinate Voting Share multiplied by the fraction thereof held by such holder.

Change of Control restrictions for our Class A Subordinate Voting Shares

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, be entitled to participate rateably along with all the holders of Proportionate Voting Shares and Multiple Voting Shares, with the amount of such distribution per Subordinate Voting Share equal to each of: (i) the amount of such distribution per Proportionate Voting Share divided by 80; and (ii) the amount of such distribution per Multiple Voting Share. Each fraction of an Subordinate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount payable per whole Subordinate Voting Share.

No subdivision or consolidation of the Subordinate Voting Shares will occur unless, simultaneously, the Proportionate Voting Shares and the Multiple Voting Shares are subdivided or consolidated using the same divisor or multiplier.

If an offer is made to purchase Proportionate Voting Shares, and such offer is required pursuant to applicable securities legislation or the rules of any stock exchange on which the Proportionate Voting Shares, or the Subordinate Voting Shares which may be obtained upon conversion of the Proportionate Voting Shares may then be listed, to be made to all or substantially all of the holders of Proportionate Voting Shares in a province or territory of Canada to which the requirement applies (such offer to purchase, an “Offer”) and not made to the holders of Subordinate Voting Shares for consideration per Subordinate Voting Share equal to 0.0125 of the consideration offered per Proportionate Voting Share, then each Subordinate Voting Share will become convertible at the option of the holder into Proportionate Voting Shares on the basis of 80 Subordinate Voting Shares for one Proportionate Voting Share, at any time while the Offer is in effect until one day after the time prescribed by applicable securities legislation or stock exchange rules for the offeror to take up and pay for such shares as are to be acquired pursuant to the Offer (the “SVS Conversion Right”).

The SVS Conversion Right may only be exercised for the purpose of depositing the Proportionate Voting Shares acquired upon conversion under such Offer, and for no other reason. If the SVS Conversion Right is exercised, the Company will procure that the transfer agent for the Subordinate Voting Shares will deposit under such Offer the Proportionate Voting Shares acquired upon conversion, on behalf of the holder.

If Proportionate Voting Shares issued upon such conversion and deposited under such Offer are withdrawn by such holder, or such Offer is abandoned, withdrawn or terminated by the offeror, or such Offer expires without the offeror taking up and paying for such Proportionate Voting Shares, such Proportionate Voting Shares and any fractions thereof issued will automatically, without further action on the part of the holder thereof, be reconverted into Subordinate Voting Shares on the basis of one PVS for 80 Subordinate Voting Shares, and the Company will procure that the transfer agent for the Subordinate Voting Shares will send to such holder a direct registration statement, certificate or certificates representing the Subordinate Voting Shares acquired upon such reconversion. If the offeror under such Offer takes up and pays for the Proportionate Voting Shares acquired upon exercise of the SVS Conversion Right, the Company will procure that the transfer agent for the Subordinate Voting Shares will deliver to the holders of such Proportionate Voting Shares the consideration paid for such Proportionate by such Offeror.

Pre-emptive Rights

Our Subordinate Voting Shares do not contain any pre-emptive purchase rights to any of our securities.

Transferability of Class A Subordinate Voting Shares

Our articles do not impose restrictions on the transfer of Subordinate Voting Shares by a shareholder. We will not, however, register a transfer of Subordinate Voting Shares until: (1) we receive a duly signed instrument in respect of the transfer of Subordinate Voting Shares; (2) a share certificate, if any, representing the transferred Subordinate Voting Shares has been surrendered to us; and (3) a non-transferable written acknowledgment, if applicable, of the transferring shareholder of the right to obtain a share certificate in respect of the Subordinate Voting Shares to be transferred.

Ownership disclosure threshold for our Class A Subordinate Voting Shares

Our articles do not contain any provision governing the ownership threshold above which shareholder ownership must be disclosed. In addition, securities legislation in Canada requires that we disclose in our proxy information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than 10% of our issued and outstanding shares.

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